Contacts:
                                                        Medtronic
                                                        Dale Beumer
                                                        Investor Relations
                                                        612/514-3038

                                                        Jessica Stoltenberg
                                                        Public Relations
                                                        612/514-3333


F O R   I M M E D I A T E   R E L E A S E


                MEDTRONIC AND ARTERIAL VASCULAR ENGINEERING (AVE)
                                 COMPLETE MERGER

         MINNEAPOLIS, MN, and SANTA ROSA, CA, January 28, 1999 -- Medtronic, Inc. (NYSE: MDT), and Arterial Vascular Engineering, Inc. (AVE), (Nasdaq National Market: AVEI), announced today that shareholders of AVE have approved the merger of the two companies and that the transaction closed today.
         Under terms of the agreement, shareholders of AVE receive 0.76726 shares of Medtronic stock for each outstanding share of AVE common stock in a pooling of interests transaction.
          "Today marks the establishment of a powerful new organization known as Medtronic Vascular and dedicated to providing `best-in-class' products for physicians worldwide," said William W. George, Medtronic chairman and chief executive officer. "We have merged three strong product lines (AVE, Medtronic Vascular and the former USCI Division of C.R. Bard) into one, with market leading products in every category. The combined salesforces will immediately offer one of the broadest and most technologically advanced lines of stents, catheters and related products in the world."
         "We fully expect the result of these efforts to be a leadership position in the interventional vascular arena. A strong vascular organization, joined with Medtronic's established market leading positions in Cardiac Rhythm Management and Cardiac Surgery, will make Medtronic's cardiovascular products and services the clear choice for our customers."
         George announced that Scott Solano, formerly chair and chief executive of AVE, will become president of the new organization. Solano will report to Art Collins, Medtronic president and chief operating officer.
         AVE designs and manufactures minimally invasive solutions for the treatment of coronary artery and peripheral vascular disease and is the global technology leader in coronary stents. Its product offerings include coronary stents, balloon catheters, guidewires and guiding catheters.
         As previously noted, Medtronic will take one-time transaction-related and restructuring charges in its current quarter, which ends January 29, 1999.
         Medtronic, Inc., headquartered in Minneapolis, is the world's leading medical technology company specializing in implantable and interventional therapies. Its Internet address is www.medtronic.com.

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Any statements made about the company's anticipated financial results and regulatory approvals are forward-looking statements subject to risks and uncertainties such as those described in the company's Annual Report on Form 10-K for the year ended April 30, 1998. Actual results may differ materially from anticipated results.